EXHIBIT 99
Dear Subscriber:

         The Board of Directors, by a resolution effected December 20, 2000, reduced the minimum number of shares offered from 500,000 shares to 131,575 shares. As a result, all persons who have already subscribed may choose to have his/her entire subscription offer refunded with interest.

Please mark the box next to your choice below, sign and date the form, and return it to American Community Bancshares, Inc. in the envelope provided.

--------------------------------------------------------------------------------
         [ ]   I want my original subscription offer to remain the same.

         [ ] I want to have my entire subscription offer refunded to me with interest.

         ----------------------------
         Signature

         ----------------------------
         Print Name

         ----------------------------
         Date